Exhibit 4.39

CEMEX FINANCE LLC

(formerly CEMEX ESPAÑA FINANCE LLC)

$106,586,333.79 9.66% Senior Notes due 2017

NOTE PURCHASE AGREEMENT

Dated as of September 17, 2012

i

11.	EVENTS OF DEFAULT.		8

12.	REMEDIES ON DEFAULT, ETC.		9
	12.1.	Acceleration.	9
	12.2.	Other Remedies.	9
	12.3.	Rescission.	9
	12.4.	No Waivers or Election of Remedies, Expenses, etc.	10

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NEW NOTES.		10
	13.1.	Registration of New Notes.	10
	13.2.	Transfer and Exchange of New Notes.	10
	13.3.	Replacement of New Notes.	11
	13.4.	Additional New Notes.	11

14.	PAYMENTS ON NEW NOTES.		12
	14.1.	Facilities Agreement.	12
	14.2.	Place of Payment.	12
	14.3.	Home Office Payment.	12
	14.4.	Tax Indemnification.	13
	14.5.	Currency of Payment.	15

15.	EXPENSES, ETC.		15
	15.1.	Transaction Expenses.	15
	15.2.	Survival.	16

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.		16

17.	AMENDMENT AND WAIVER.		17
	17.1.	Requirements.	17
	17.2.	Solicitation of Holders of New Notes.	17
	17.3.	Binding Effect, etc.	18
	17.4.	New Notes held by Company, etc.	18

18.	NOTICES.		18

19.	REPRODUCTION OF DOCUMENTS.		18

20.	CONFIDENTIAL INFORMATION.		19

21.	SUBSTITUTION OF PURCHASER.		20

22.	MISCELLANEOUS.		20
	22.1.	Successors and Assigns.	20
	22.2.	Payments Due on Non-Business Days.	20
	22.3.	Severability.	20
	22.4.	Construction.	21
	22.5.	Counterparts.	21

ii

22.6.	Governing Law.	21
22.7.	Jurisdiction; Service of Process.	21
22.8.	Judgment Currency.	23

Schedules
Schedule A	Information Relating to Purchasers
Schedule B	Defined Terms

Exhibits
Exhibit 1	Form of New Note
Exhibit 2	Form of Certificate Regarding Lost Note
Exhibit 3	Facilities Agreement

iii

CEMEX FINANCE LLC

c/o CEMEX España, S.A.

Hernandez de Tajada No. 1

28027 Madrid, Spain

$106,586,333.79 9.66% Senior Notes due 2017

as of September 17, 2012

TO EACH OF THE PURCHASERS LISTED ON THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

CEMEX ESPAÑA, S.A., a corporation organized under the laws of the Kingdom of Spain (“CEMEX España”), and its wholly owned indirect Subsidiary CEMEX FINANCE LLC, formerly CEMEX España Finance LLC, a limited liability company organized under the laws of Delaware (the “Company”), agree with the Purchasers listed on the attached Schedule A (the “Purchasers”) to this Note Purchase Agreement (as amended, modified or supplemented, this “Agreement”) as follows:

Recitals

WHEREAS, pursuant to a Consolidated Amended and Restated Note Purchase Agreement dated as of August 14, 2009 (as amended, the “2009 Note Purchase Agreement”), the Company issued $882,407,495.57 aggregate principal amount of its 8.91% Senior Notes, Series A, due 2014 (the “2009 Series A Notes”), and ¥1,185,389,696.06 aggregate principal amount of its 6.625% Senior Notes, Series B, due 2014 (the “2009 Series B Notes”, and, together with the 2009 Series A Notes, the “Old Notes”), to the purchasers named on Schedule A thereto (together with any persons who became subsequent purchasers of Old Notes in accordance with Section 13.2 of the 2009 Note Purchase Agreement, the “2009 Noteholders”);

WHEREAS, the Purchasers have elected (i) to unilaterally, unconditionally and irrevocably extinguish the amounts and any other obligations owing to them under the Old Notes and the 2009 Note Purchase Agreement (the “Extinguishments”) and for the New Notes (as defined herein) to be issued to them; and (ii) to enter into the Facilities Agreement (as defined herein);

WHEREAS, in connection with the Extinguishments, the Old Notes held by each Purchaser as a “holder” under the 2009 Note Purchase Agreement will be returned and cancelled, all as provided herein and in the Facilities Agreement (as defined herein);

WHEREAS, the Purchasers are entering into that certain Facilities Agreement dated on or about the date hereof among CEMEX, S.A.B. de C.V., a stock corporation organized under the laws of the United Mexican States (the “Parent”), each of the borrowers, guarantors and security providers listed in Part I of Schedule 1 thereto, the other financial institutions listed in Part II of Schedule 1 thereto, the agent named therein and the security agent named therein (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Facilities Agreement”); and

WHEREAS, CEMEX España, the Company and the Purchasers desire to enter into this Agreement to provide for the issuance of the New Notes (as defined herein) with terms and conditions consistent with those specified for such New Notes in the Facilities Agreement and subject always to the terms of the Facilities Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	AUTHORIZATION OF NEW NOTES.

The Company will authorize the issuance of $106,586,333.79 aggregate principal amount of its 9.66% Senior Notes due February 14, 2017 (the “New Notes”), such term to include any Additional New Notes, and any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The New Notes shall be substantially in the form set out in Exhibit 1 with such changes therefrom, if any, as may be approved by the Purchasers and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. Capitalized terms used in this Agreement but not defined in Schedule B have the meanings ascribed to them in the Facilities Agreement.

2.	RETURN OF OLD NOTES; ISSUANCE OF NEW NOTES.

Subject to the terms and conditions of this Agreement and the Facilities Agreement, upon delivery by each Purchaser to the Company of the Old Notes held by it in accordance with the provisions of Section 3, each Purchaser shall receive from the Company New Notes in the principal amount specified opposite such Purchaser’s name on Schedule A. The obligations of each Purchaser hereunder are several and not joint obligations and no Purchaser shall have any liability to any other Person for the performance or non-performance by any other Purchaser hereunder. Upon the issuance of New Notes following the delivery of Old Notes held by the Purchasers or an executed Certificate Regarding Lost Note in the form attached hereto as Exhibit 2 (the “Lost Note Certificate”) to the Company in accordance with the provisions of Section 3, the Old Notes delivered by such Purchasers (or in respect of which a Lost Note Certificate is delivered by such Purchasers) shall be cancelled.

3.	CLOSING.

The return of the Old Notes to the Company and the issuance of the New Notes to the Purchasers shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, Four Times Square, New York, New York, at 8:00 a.m., New York time, at a closing (the “Closing”) on the Effective Date. At the Closing, each Purchaser shall deliver its Old Note(s) or Lost Note Certificate to the Company. Upon the delivery of the Old Notes to the Company by each Purchaser, the Company will deliver to each Purchaser New Notes in the form of a single New Note (or such greater number of New Notes in denominations of at least $200,000, as such Purchaser may request) in the principal amount specified opposite such Purchaser’s name on

Schedule A, dated the date of the Closing and registered in the name of such Purchaser (or in the name of such Purchaser’s nominee). If at the Closing the Company shall fail to tender such New Notes to any Purchaser as provided above in this Section 3, and such Purchaser shall have delivered its Old Notes or Lost Note Certificate to the Company, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s reasonable satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

The obligation of each Purchaser to deliver its Old Note(s) to the Company and accept the delivery of New Notes at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions. If any Purchaser does not deliver its Old Note(s), the Company will require a Lost Note Certificate.

4.1.	Representations and Warranties.

The representations and warranties of CEMEX España and the Company in the Facilities Agreement shall be correct when made and at the time of the Closing (except for such representations and warranties made as of a specific earlier date).

4.2.	Performance.

CEMEX España and the Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by them prior to or at the Closing.

4.3.	Compliance Certificates.

(a) Officer’s Certificate. Each of CEMEX España and the Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

(b) Secretary’s Certificate. Each of the Company and CEMEX España shall have delivered to such Purchaser a certificate, signed by the Secretary of the Company and the Secretary of CEMEX España, respectively, certifying as to the resolutions attached thereto and other corporate proceedings taken by it relating to the authorization, execution and delivery of the Finance Documents to which it is a party.

4.4.	Issuance of New Notes Permitted By Applicable Law, etc.

On the date of the Closing, the return and cancellation of the Old Notes held by the Purchasers and the issuance of the New Notes to the Purchasers shall (a) be permitted by the laws and regulations of each jurisdiction to which each Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment and (b) not violate any applicable law or regulation (including, without limitation,

Regulation T, U or X of the Board of Governors of the Federal Reserve System). If requested by any Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such return, cancellation and issuance is so permitted.

4.5.	Facilities Agreement.

Parent and CEMEX España, and all other parties to the Facilities Agreement, shall have executed and delivered the Facilities Agreement, and the conditions precedent to the effectiveness of the Facilities Agreement as set forth therein under the definition of “Effective Date” shall have occurred or been waived in accordance with the provisions of the Facilities Agreement.

4.6.	Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel to the extent reflected in a statement of such counsel rendered to the Company at least three Business Days prior to the Closing.

4.7.	Private Placement Number.

A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the New Notes.

4.8.	New Note Guarantee.

CEMEX España shall have executed and delivered to each Purchaser a counterpart of the New Note Guarantee and the New Note Guarantee shall be in full force and effect as of the Effective Date.

4.9.	Agent for Service of Process.

CT Corporation System shall have accepted its appointment by the Company and Guarantor as the agent for service of process for the Company and the Guarantor in the City of New York, State of New York, from the date of the Closing to and including December 31, 2017, and the Purchasers shall have received evidence of such acceptance.

5.	THE FACILITIES AGREEMENT.

To the maximum extent permitted by law: (i) in the event of any inconsistency or conflict between the Intercreditor Agreement and any other Finance Document, the Intercreditor Agreement will prevail; and (ii) in the event of any inconsistency or conflict between the Facilities Agreement and any other Finance Document (other than the Intercreditor Agreement), the terms of the Facilities Agreement will prevail. The Facilities Agreement, as in effect on the date hereof, is attached hereto as Exhibit 3.

6.	REPRESENTATIONS AND WARRANTIES OF CEMEX ESPAÑA AND THE COMPANY; REPRESENTATIONS OF THE PURCHASERS.

6.1.	Representations and Warranties of CEMEX España and the Company.

CEMEX España and the Company represent and warrant to the Purchasers that:

(a) Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the New Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 59 other Institutional Investors (as defined in clause (c) of the definition of such term), each of which has been offered the New Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance of the New Notes to the registration requirements of Section 5 of the Securities Act.

(b) Foreign Assets Control Regulations, etc. The issuance of the New Notes by the Company hereunder will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither CEMEX España nor any Subsidiary (i) is or will become a blocked person described in the Anti-Terrorism Order or the Department of the Treasury Rule or (ii) knowingly engages or will engage in any dealings or transactions with any such person.

(c) Foreign Corrupt Practices Act. The issuance of the New Notes by the Company hereunder will not cause any Purchaser to be in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or other applicable national or local law regulating the payments of bribes to government officials or employees.

6.2.	Representations of the Purchasers.

(a) Purchase for Investment. Each Purchaser represents that it is acquiring the New Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of such Purchaser’s or such pension or trust funds’ property shall at all times be within such Purchaser’s or such pension or trust funds’ control. Each Purchaser understands that the New Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the New Notes.

(b) Accredited Investor. Each Purchaser represents that it is an “accredited investor” within the meaning of Rule 501(a)(1), (2) or (3) under the Securities Act or an entity in which all of the equity owners are accredited investors within the meaning of Rule 501(a)(1), (2) or (3) under the Securities Act.

7.	CONSULTATION WITH NOTEHOLDERS.

Each of CEMEX España and the Company agrees that if it solicits, participates in or initiates discussion of a substantive nature with any Creditor in its capacity as a Creditor concerning any matter that, if pursued, in substantial likelihood would result in an amendment, variation, modification, waiver, override, replacement or supplement of any terms of the Facilities Agreement, this Agreement, the New Note Guarantee, the New Notes or any other Finance Documents and such amendment, variation, modification, waiver, override, replacement or supplement would require a consent by either Majority Creditors, Super Majority Creditors or all Creditors, in each case directly affecting the Purchasers in a substantive manner, then it shall also promptly consult on such matter in good faith with the Noteholders’ Representative.

8.	MATURITY; PREPAYMENT OF THE NEW NOTES; INCREASE IN INTEREST RATE.

8.1.	Stated Maturity.

The entire principal amount of the New Notes shall become due and payable on February 14, 2017 except in the event that any of the circumstances set out in Clause 5.1 (Spring Back Dates) of the Facilities Agreement occur, at which point the entire principal amount of the New Notes shall become due and payable in accordance with the terms of the Facilities Agreement.

8.2.	Scheduled Amortization.

Repayment of the New Notes shall be made in accordance with Clause 5 (Repayment) and Clause 7 (Mandatory Prepayment and Segregated Accounts) of the Facilities Agreement.

8.3.	Optional Prepayments.

Subject to and in accordance with Clause 6.2 (Voluntary Prepayment) and Clause 6.4 (Right of repayment in relation to a single Creditor) of the Facilities Agreement, the Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of the New Notes at 100% of the principal amount so prepaid, together with interest accrued but unpaid thereon to the date of such prepayment. The Company will give each holder of New Notes written notice of each optional prepayment under this Section 8.3 in accordance with Clause 6.2 (Voluntary Prepayment) and Clause 6.4 (Right of repayment in relation to a single Creditor) of the Facilities Agreement.

8.4.	Replacement of Affected Holder for Tax Reasons.

If the Company or CEMEX España (assuming that CEMEX España is required to make a payment) shall deliver to each holder (each, an “Affected Holder”) to which an Additional Payment would be payable by the Company or CEMEX España on the occasion of the next payment by the Company or CEMEX España in respect of such New Notes (in the case of CEMEX España, in an amount greater than 10% of the amount which CEMEX España would have been obligated to pay exclusive of the requirements of Section 14.4) (the date of such next payment in respect of which such Additional Payment will be due is herein referred to as the “Affected Payment Date”) written notice of a Responsible Officer (with respect to each incident in which a Related Tax is initially levied by a Taxing Jurisdiction that would result in the payment of an Additional Payment, a “Tax Prepayment Notice”) setting forth in reasonable detail the nature of the Related Tax in respect of such Additional Payment and confirming that:

(a) such Related Tax is required, under the laws of such Taxing Jurisdiction, to be withheld or deducted from the payment due to such Affected Holders on such Affected Payment Date and that such payment is the first payment in respect of which such particular Related Tax must be withheld (it being understood that the payment immediately following and reflecting a change in a pre-existing Related Tax shall be deemed the first payment with respect to such Related Tax), provided that if the enactment of the statute or regulation, the amendment of an existing statute or regulation or the adoption or amendment of a treaty giving rise to a Related Tax occurs less than 180 days prior to the due date of a payment in respect of the New Notes that is subject to such Related Tax, then, at the election of the Company, the first payment in respect of the New Notes, the due date of which is more than 180 days after such enactment, shall be deemed to be such first payment; and

(b) as of the date of such opinion, such Related Tax would be required to be withheld from similar future payments to such Affected Holders;

then, in accordance with Clause 37.4 (Replacement of Creditor) of the Facilities Agreement, the Company may replace such Affected Holder.

8.5.	Allocation of Partial Prepayments.

In the case of each partial prepayment of the New Notes pursuant to Section 8.3, the principal amount of the New Notes to be prepaid shall be allocated among all of the New Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.6.	Mandatory Prepayment upon Disposal of CEMEX España or the Company.

In the case of a Disposal of all of the shares in CEMEX España or in the Company, each of CEMEX España and the Company shall ensure that upon completion of the Disposal the New Notes are prepaid in full.

8.7.	Maturity; Surrender, etc.

In the case of each prepayment of New Notes pursuant to this Section 8, the principal amount of each New Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable as aforesaid, interest on such principal amount shall cease to accrue. Any New Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no New Note shall be issued in lieu of any prepaid principal amount of any New Note.

8.8.	Purchase of New Notes.

Except as permitted by Clause 8.4 (Prepayment in accordance with Agreement) and Clause 26.1 (Permitted Debt Purchase Transactions) of the Facilities Agreement, to which this Section 8.8 shall not apply, CEMEX España and the Company will not, nor will CEMEX España or the Company permit any Affiliate (to the extent that the Company or CEMEX España controls such Affiliate), to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding New Notes except (a) upon the payment or prepayment of the New Notes in accordance with the terms of this Agreement and the New Notes or (b) pursuant to an offer to purchase made by any Obligor or an Affiliate pro rata to the holders of all New Notes at the time outstanding upon the same terms and conditions. Any such offer pursuant to the preceding clause (b) shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 30 Business Days. If the Required Holders accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of New Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least five Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all New Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of New Notes pursuant to any provision of this Agreement, and no New Notes may be issued in substitution or exchange for any such acquired or purchased New Notes.

9.	FEES.

The Parent shall pay to each Purchaser the fees described in Clause 12 (Fees) of the Facilities Agreement in the amounts specified therein and in accordance with the provisions thereof.

10.	INTEREST.

10.1.	Interest Rate.

Interest on the unpaid balance of each New Note shall initially be at the rate of 9.66% per annum from the Effective Date. Such interest shall be computed on the basis of a 360-day year of twelve 30-day months.

10.2.	Adjustments to Interest Rate.

Interest payable on the New Notes shall be adjusted in accordance with the terms and provisions of the Facilities Agreement, including but not limited to Clause 9 (Interest) of the Facilities Agreement. Notwithstanding the foregoing, in no event shall the interest rate be less than 8.91% on the New Notes.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any Event of Default (as defined in the Facilities Agreement) occurs under any of Clauses 24.1 (Non-Payment) to 24.15 (Failure to Perform Payment Obligations) of the Facilities Agreement.

12.	REMEDIES ON DEFAULT, ETC.

12.1.	Acceleration.

If an Event of Default described in Section 11 has occurred and is continuing, any holders of the New Notes at the time outstanding may at any time at their option, by notice or notices to the Company, declare their New Notes then outstanding to be immediately due and payable, subject to the prior authorization of the Majority Creditors of the taking of such action.

Upon any New Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such New Notes will forthwith mature and the entire unpaid principal amount of such New Notes, plus all accrued and unpaid interest thereon, shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a New Note has the right to maintain its investment in the New Notes free from repayment by the Company (except as herein specifically provided for).

12.2.	Other Remedies.

If the Company defaults in the payment of any principal or any interest on any New Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, any holder or holders of New Notes at the time outstanding affected by such default may at any time, at its or their option, take action available to it to recover any amount due to it under the New Notes and this Agreement, other than the taking of the actions under Clause 24.16 (Acceleration) of the Facilities Agreement except as contemplated by that clause. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any New Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any New Note at the time outstanding may proceed, subject to the prior authorization of the Majority Creditors of the taking of such action, to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any New Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.	Rescission.

At any time after any New Notes have been declared due and payable pursuant to Section 12.1, the Required Holders by written notice to the Company may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the New Notes, all principal of any New Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the New Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17 and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the New Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.	No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any New Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any New Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each New Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NEW NOTES.

13.1.	Registration of New Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of New Notes. The name and address of each holder of one or more New Notes, each transfer thereof and the name and address of each transferee of one or more New Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any New Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a New Note that is an Institutional Investor promptly upon request therefor a complete and correct copy of the names and addresses of all registered holders of New Notes.

13.2.	Transfer and Exchange of New Notes.

Upon surrender of any New Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such New Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such New Note or part thereof), and the satisfaction of the requirements of Clause 25.1 (Assignments and transfers by the Creditors) of the Facilities Agreement, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new New Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered New Note. Each such new New Note shall be payable to such Person as such holder may request and shall be substantially in the form of the New Note originally issued hereunder. Each such new New Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered New Note or dated the date of the surrendered New Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of New Notes. New Notes shall not be transferred in denominations of less than $200,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of New Notes, one New Note may be in a denomination of less than $200,000. Any transferee, by its acceptance of a New Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.2 and shall be deemed to be a Creditor under the Facilities Agreement.

13.3.	Replacement of New Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any New Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such New Note is, or is a nominee for, an original Purchaser or another holder of a New Note with a minimum net worth of at least $50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new New Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated New Note or dated the date of such lost, stolen, destroyed or mutilated New Note if no interest shall have been paid thereon.

13.4.	Additional New Notes.

In the event that a 2009 Noteholder elects to exchange into the Facilities Agreement in accordance with Clause 25.11 (Acceding Creditors) of the Facilities Agreement (such person, an “Acceding Purchaser”), following the delivery of Old Notes held by such Acceding Purchaser or an executed Lost Note Certificate to the Company, (a) the Old Notes delivered by such Purchasers (or in respect of which a Lost Note Certificate is delivered by such Purchasers) shall be cancelled; (b) the Company shall, subject to compliance with any other provision of this Agreement, without the consent of the holders, create and issue pursuant to this Agreement, New Notes (such New Notes, the “Additional New Notes”) to such Acceding Purchaser that shall have the terms and conditions identical to those of the other New Notes, except with respect to:

(i) the date of issuance of such Additional New Note; and

(ii) the amount of interest payable on the first Interest Payment Date therefor;

and (c) such Acceding Purchaser shall, from and after the issuance and purchase of the applicable Additional New Note pursuant to clause (b) above, be considered for all purposes of this Agreement and the other New Note Documents a Purchaser and a holder.

The New Notes issued on the date hereof and any Additional New Notes shall be treated as a single series for all purposes under this Agreement; provided that the Company may use different CUSIP or other similar numbers among New Notes issued on the date hereof and among Additional New Notes to the extent required to comply with securities or tax law requirements. The Company, CEMEX España or any of its Affiliates will not (directly or indirectly) pay or cause to be paid any remuneration or additional compensation or fee to any Acceding Purchaser that was not paid to original Purchasers unless such remuneration or additional compensation or fee is concurrently paid on the same terms, ratably to each of the original Purchasers.

14.	PAYMENTS ON NEW NOTES.

14.1.	Facilities Agreement.

Payments of principal and interest becoming due and payable on the New Notes shall be made in accordance with Clause 31 (Payment Mechanics) of the Facilities Agreement; provided that, if any payment of principal or interest that is due and payable is not made pursuant to Clause 31 (Payment Mechanics) of the Facilities Agreement, then such payment shall be made in accordance with this Section 14.

14.2.	Place of Payment.

Subject to Section 14.1 and Section 14.3, payments of principal and interest becoming due and payable on the New Notes shall be made in New York, New York at CEMEX NY Corporation, 590 Madison Avenue, 41st Floor, New York, NY 10022. The Company may at any time, by notice to each holder of a New Note, change the place of payment of the New Notes so long as such place of payment shall be either the principal office of the Company in the United States or the principal office of a bank or trust company in the United States.

14.3.	Home Office Payment.

Subject to Section 14.1, so long as any Purchaser or a nominee of such Purchaser shall be the holder of any New Note, and notwithstanding anything contained in Section 14.2 or in such New Note to the contrary, the Company will pay all sums becoming due on such New Note for principal and interest by the method and at the address specified for such purpose below such Purchaser’s name on Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such New Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any New Note, such Purchaser shall surrender such New Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.2. Prior to any sale or other disposition of any New Note held by any Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such New Note to the Company in exchange for a new New Note or New Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.3 to any Institutional Investor that is the direct or indirect transferee of any New Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such New Note as such Purchaser has made in this Section 14.3.

14.4.	Tax Indemnification.

(a) Payments Free and Clear. All payments to be made by the Company under this Agreement and the New Notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, levies, imposts, duties, charges, assessments or fees of whatever nature, but excluding franchise taxes and taxes imposed on or measured by any holder’s net income or receipts (such non-excluded items, “Related Taxes”) imposed or levied by or on behalf of Spain, the United States or any jurisdiction from or through which any amount is paid by the Company pursuant to the terms of this Agreement or the New Notes (or any political subdivision or taxing authority of or in any such jurisdiction) (a “Taxing Jurisdiction”), unless the withholding or deduction of any such Related Tax is required by law.

(b) Gross-Up, etc. If any deduction or withholding for any present or future Related Tax of a Taxing Jurisdiction shall at any time be required in respect of any amount to be paid by the Company under this Agreement or the New Notes, the Company will promptly (i) pay over to the government or taxing authority of the Taxing Jurisdiction imposing such Related Tax the full amount required to be deducted or withheld by the Company (including the full amount required to be deducted or withheld from or otherwise paid by the Company in respect of any Additional Payment required to be made pursuant to clause (ii) of this Section 14.4(b)) and (ii) except as expressly provided below, pay to each holder entitled under this Agreement to receive the payment from which the amount referred to in the foregoing clause (i) has been so deducted or withheld such additional amount as is necessary in order that the amount received by such holder after any required deduction or withholding of Related Tax (including, without limitation, any required deduction, withholding or other payment of Related Tax on or with respect to such additional amount) shall equal the amount such holder would have received had no such deduction, withholding or other payment of Related Tax been paid (the “Additional Payment”), and if any holder pays any amount in respect of any Related Tax on any payment due from the Company hereunder or under the New Notes, or penalties or interest thereon, then the Company shall reimburse such holder for that payment upon demand, provided that no payment of any Additional Payment, or of any such reimbursement in respect of any such payment made by any such holder, shall be required to be made for or on account of:

(A) any Related Tax that would not have been imposed but for the existence of any present or former connection between such holder and the Taxing Jurisdiction or any territory or possession or area subject to the jurisdiction of the Taxing Jurisdiction, other than the mere holding of the relevant New Note, including, without limitation, such holder’s being or having been a citizen or resident thereof, or being or having been present or engaged in a trade or business therein or having an establishment therein;

(B) any such holder that is not a resident of the United States of America or, with respect to any payment hereunder or under the New Notes owing to such holder, all or any part of which represents income that is not subject to United States tax as income of a resident of the United States of America to the extent that, had such holder been a resident of the United States of America or had the payment been so subject to United States tax, or had the payment been made to a location within the United States of America, the provisions of a statute, treaty or regulation of the Taxing Jurisdiction would have enabled an exemption to be claimed from the Related Tax in respect of which an Additional Payment would otherwise have been payable; or

(C) any combination of the items or conditions described in clause (A) or clause (B) of this Section 14.4(b); and

provided further that the Company shall not be obliged to pay any Additional Payment to any holder of a New Note in respect of Related Taxes to the extent such Related Taxes exceed the Related Taxes that would have been payable but for the delay or failure by such holder (after receiving a written request from CEMEX España or the Company to make such filing and including copies (together with instructions in English) of forms, certificates, documents, applications or other reasonably required evidence (collectively, “Forms”) to be filed) in the filing with an appropriate Governmental Authority or otherwise of Forms required to be filed by such holder to avoid or reduce such Related Taxes and that in the case of any of the foregoing would not result in any confidential income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, provided that such holder shall be deemed to have satisfied the requirements of this proviso upon the good faith completion and submission of such Forms as may be specified in a written request of the Company no later than 45 days after receipt by such holder of such written request.

(c) Official Receipt. If the Company shall make any such Additional Payment, it will promptly furnish each holder receiving such Additional Payment under this Section 14.4 an official receipt issued by the relevant taxation or other authorities involved for all amounts deducted or withheld as aforesaid.

(d) Other. Each holder agrees to use its best efforts to comply (after a reasonable period to respond) with a written request of the Company delivered to such holder to provide information (other than any confidential or proprietary information) concerning the nationality, residence or identity of such holder, and to make such declaration or other similar claim or reporting requirement regarding such information (copies of the forms of which declaration, claim or reporting requirement shall have been provided to such holder by the Company), that is required by a statute, treaty or regulation of the Taxing Jurisdiction as a precondition to exemption from all or part of any Related Tax. The Company agrees to reimburse each holder for such holder’s reasonable out-of-pocket expenses, if any, incurred in complying with any such request of such Person.

(e) Tax Refund. If the Company makes an Additional Payment under this Section 14.4 for the account of any Person and such Person is entitled to a refund of any portion of the tax (a “Tax Refund”), to which such payment is attributable, and such Tax Refund may be obtained by filing one or more Forms, then such Person shall after receiving a written request therefor from the Company (which request shall specify in reasonable detail the Forms to be filed), file such Forms. If such Person subsequently receives such Tax Refund, and such Person is readily able to identify the Tax Refund as being attributable to the tax with respect to which an Additional Payment was made, then such Person shall reimburse the Company such amount as such Person shall determine acting in good faith to be the proportion of the Tax Refund, together with any interest received thereon, attributable to such Additional Payment as will leave such Person after the reimbursement (including such interest) in no better or worse position than it would have been if the Additional Payment had not been required. Nothing in this clause (e) shall obligate any holder to disclose any information regarding its tax affairs or computations to the Company.

(f) Survival. The obligations of the Company and the holders under this Section 14.4 shall survive the payment in full of the New Notes and the termination of this Agreement.

14.5.	Currency of Payment.

(a) Payment in Dollars. All payments under the New Notes shall be made in Dollars.

(b) Certain Expenses. If any expense required to be reimbursed pursuant to this Agreement or the New Notes is originally incurred in a currency other than Dollars, the Company shall nonetheless make reimbursement of that expense in Dollars, in an amount equal to the amount in Dollars that would have been required for the Person that incurred such expense to have purchased, in accordance with normal banking procedures, the sum paid in such other currency (after any premium and costs of exchange) on the day that expense was originally incurred.

(c) Payments Not in Dollars. To the fullest extent permitted by applicable law, the obligations of the Company in respect of any amount due under or in respect of this Agreement and the New Notes shall (notwithstanding any payment in any other currency, whether as a result of any judgment or order or the enforcement thereof, the realization of any security, the liquidation of any Obligor, any voluntary payment by any Obligor or otherwise) be discharged only to the extent of the amount in Dollars that each holder entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such holder receives such payment. If the amount in Dollars that may be so purchased for any reason falls short of the amount originally due, the Company shall indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the New Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or the New Notes or under any judgment or order.

15.	EXPENSES, ETC.

15.1.	Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company and CEMEX España will pay all reasonable costs and expenses (including reasonable attorneys’ fees of one special U.S. counsel) incurred by the Purchasers in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Finance Documents, the New Note Guarantee or the New Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Finance Documents, the New Note Guarantee or the New Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Finance Documents, the New Note Guarantee or the New Notes, or by reason of being a holder of any New Note; (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company, CEMEX España or any Subsidiary, the Parent or any subsidiary of the Parent or in connection with any work-out or restructuring of the transactions contemplated hereby, by the New Note Guarantee and by the New Notes; and (c) the fees and costs incurred in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement (provided the Company shall not be required to pay more than $2,500 per year in respect of subsequent annual and interim filings), with the SVO. The Company and CEMEX España will pay, and will save each Purchaser and each other holder of a New Note harmless from, all claims in respect of the fees, costs or expenses, if any, of brokers and finders (other than those retained by any Purchaser). Amounts payable pursuant to this Section 15.1 shall be payable in Dollars.

15.2.	Survival.

The obligations of the Company and CEMEX España under this Section 15 will survive the payment or transfer of any New Note, the enforcement, amendment or waiver of any provision of this Agreement, the New Note Guarantee or the New Notes, the termination of this Agreement and the termination of the Facilities Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the related New Notes, the purchase or transfer by any Purchaser of any such New Note or portion thereof or interest therein and may be relied upon by any subsequent holder of any such New Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of any such New Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company or CEMEX España pursuant to this Agreement shall be deemed representations and warranties of the Company or CEMEX España, as applicable, under this Agreement. Subject to the preceding sentence, this Agreement, the New Notes, the New Note Guarantee and the Finance Documents (to the extent applicable) embody the entire agreement and understanding between the Purchasers and the Company and CEMEX España and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1.	Requirements.

This Agreement, the New Note Guarantee and the New Notes may be amended, and the observance of any term hereof or of the New Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of CEMEX España, the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6, 10 or 21 hereof, or any defined term (as it is used in any such Section), will be effective as to any holder unless consented to by such holder in writing and (b) no such amendment or waiver may, without the written consent of the holder of each New Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on, the New Notes, (ii) change the percentage of the principal amount of the New Notes the holders of which are required to consent to any such amendment or waiver or (iii) amend Section 8, 11, 12, 14.5, 14.6, 17 or 20; provided, however, that if in accordance with Clause 37 (Amendments and Waivers) of the Facilities Agreement, the requisite Creditors consent to any amendment to or waiver of any provision of the Facilities Agreement, the holders of New Notes shall be deemed to have consented to such amendment to or waiver under this Agreement, the New Note Guarantee and the New Notes. If requested, by CEMEX España or the Company in connection with an amendment or waiver to this Agreement, the New Note Guarantee or the New Notes described in the preceding sentence, the holders of New Notes shall execute a consent to implement such amendment or waiver.

17.2.	Solicitation of Holders of New Notes.

(a) Solicitation. The Company will provide each holder of the New Notes (irrespective of the amount of New Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, of the New Note Guarantee or of the New Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding New Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of New Notes.

(b) Payment. The Company, CEMEX España or any of its Affiliates will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder as consideration for or as an inducement to the entering into by any holder of any waiver or amendment of any of the terms and provisions hereof or of the New Note Guarantee or of the Finance Documents (to the extent applicable) unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder then outstanding even if such holder did not consent to such waiver or amendment.

17.3.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of New Notes and is binding upon them and upon each future holder of any New Note and upon CEMEX España and the Company without regard to whether such New Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company, CEMEX España or any of its Affiliates and the holder of any New Note nor any delay in exercising any rights hereunder, under the New Note Guarantee or under any New Note or under the Finance Documents (to the extent applicable) shall operate as a waiver of any rights of any holder of such New Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.	New Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of New Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the New Note Guarantee or the New Notes, or have directed the taking of any action provided herein, in the New Note Guarantee or in the New Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of New Notes then outstanding, New Notes directly or indirectly owned by the Company, CEMEX España or any of its Affiliates shall be deemed not to be outstanding.

18.	NOTICES.

All notices and communications shall be provided as set forth in Clause 33 (Notices) of the Facilities Agreement, with a copy to (which such copy shall not constitute notice):

Bracewell & Giuliani LLP

Goodwin Square

225 Asylum Street

Suite 2600

Hartford, Connecticut 06103

Attention: Renée M. Dailey

Facsimile: (860) 246-3201

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the New Notes themselves) and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced. Each of CEMEX España and the Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit CEMEX España, the Company or any other holder from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of CEMEX España or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of CEMEX España or any Subsidiary; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on the behalf of such Purchaser, (c) otherwise becomes known to such Purchaser other than through disclosure by CEMEX España or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Clause 20.1 (Financial statements) of the Facilities Agreement that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser; provided that such Purchaser may deliver or disclose Confidential Information to (i) such Purchaser’s directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s New Notes), (ii) such Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any New Note, (iv) any Institutional Investor to which such Purchaser sells or offers to sell such New Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which such Purchaser offers to purchase any security of the Company or CEMEX España (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s New Notes, the New Note Guarantee, the Finance Documents and this Agreement. Each holder of a New Note, by its acceptance of a New Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by CEMEX España in connection with the delivery to any holder of a New Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with CEMEX España embodying the provisions of this Section 20.

21.	SUBSTITUTION OF PURCHASER.

Subject to Clause 25 (Changes to the Creditors) of the Facilities Agreement, each Purchaser shall have the right to substitute any one of such Purchaser’s Affiliates as the acquirer of the New Notes that such Purchaser has agreed to acquire upon delivery of its Old Note(s) to the Company hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.2. Upon receipt of such notice, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such words shall be deemed to refer to such Affiliate in lieu of such Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such Purchaser all of the New Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such words shall no longer be deemed to refer to such Affiliate, but shall refer to such Purchaser, and such Purchaser shall have all the rights of an original holder of the New Notes under this Agreement.

22.	MISCELLANEOUS.

22.1.	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a New Note) whether so expressed or not.

22.2.	Payments Due on Non-Business Days.

Anything in this Agreement or the New Notes to the contrary notwithstanding, any payment of principal of or interest on any New Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day in the same calendar Month (if there is one) or the preceding Business Day (if there is not) without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4.	Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or that such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6.	Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

22.7.	Jurisdiction; Service of Process.

EACH OF CEMEX ESPAÑA AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR ANY OTHER NEW NOTE DOCUMENT, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH HEREUNDER OR UNDER ANY OTHER NEW NOTE DOCUMENT, BROUGHT BY ANY HOLDER OF A NEW NOTE AGAINST CEMEX ESPAÑA OR THE COMPANY OR ANY OF THEIR RESPECTIVE PROPERTIES, MAY BE BROUGHT BY SUCH HOLDER OF A NEW NOTE IN THE COURTS OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK COUNTY, AS SUCH HOLDER OF A NEW NOTE MAY IN ITS SOLE DISCRETION ELECT, AND BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT EACH OF CEMEX ESPAÑA AND THE COMPANY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF EACH SUCH COURT AND AGREES THAT PROCESS SERVED EITHER PERSONALLY OR BY REGISTERED MAIL ON CEMEX ESPAÑA, THE COMPANY OR A DESIGNATED AGENT SHALL CONSTITUTE, TO THE EXTENT PERMITTED BY LAW, ADEQUATE SERVICE OF PROCESS IN ANY SUCH SUIT, AND EACH OF CEMEX ESPAÑA AND THE COMPANY IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT IT IS NOT SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. RECEIPT OF PROCESS SO SERVED SHALL BE CONCLUSIVELY PRESUMED AS EVIDENCED BY A DELIVERY RECEIPT

FURNISHED BY THE UNITED STATES POSTAL SERVICE OR ANY COMMERCIAL DELIVERY SERVICE. WITHOUT LIMITING THE FOREGOING, EACH OF CEMEX ESPAÑA AND THE COMPANY HEREBY APPOINTS, IN THE CASE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN THE COURTS OF OR IN THE STATE OF NEW YORK, CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, TO RECEIVE, FOR IT AND ON ITS BEHALF, SERVICE OF PROCESS IN THE STATE OF NEW YORK WITH RESPECT THERETO AT ANY AND ALL TIMES. EACH OF CEMEX ESPAÑA AND THE COMPANY WILL TAKE ANY AND ALL ACTION, INCLUDING THE EXECUTION AND FILING OF ALL SUCH DOCUMENTS AND INSTRUMENTS AND TIMELY PAYMENTS OF FEES AND EXPENSES, AS MAY BE NECESSARY TO EFFECT AND CONTINUE THE APPOINTMENT OF SUCH AGENT IN FULL FORCE AND EFFECT, OR IF NECESSARY BY REASON OF ANY FACT OR CONDITION RELATING TO SUCH AGENT, TO REPLACE SUCH AGENT (BUT ONLY AFTER HAVING GIVEN NOTICE THEREOF TO EACH HOLDER OF NEW NOTES AND ANY SUCCESSOR AGENT IS REASONABLY ACCEPTABLE TO REQUIRED HOLDERS). EACH OF CEMEX ESPAÑA AND THE COMPANY AGREES THAT SERVICE OF PROCESS UPON SUCH AGENT SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON EACH OF CEMEX ESPAÑA AND THE COMPANY IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT. EACH OF CEMEX ESPAÑA AND THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL CLAIM OR ERROR BY REASON OF ANY SUCH SERVICE IN SUCH MANNER AND AGREES THAT SUCH SERVICE SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON EACH OF CEMEX ESPAÑA AND THE COMPANY IN ANY SUCH SUIT, ACTION OR PROCEEDING AND SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID AND PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO EACH OF CEMEX ESPAÑA AND THE COMPANY. IN ADDITION, EACH OF CEMEX ESPAÑA AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR ANY OTHER NEW NOTE DOCUMENT BROUGHT IN SUCH COURTS, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY HOLDER OF A NEW NOTE TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER CEMEX ESPAÑA OR THE COMPANY IN SUCH OTHER JURISDICTION, AND IN SUCH MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW. NOTHING IN THIS SECTION 22.7 SHALL BE DEEMED TO LIMIT ANY OTHER SUBMISSION TO JURISDICTION, WAIVER OR OTHER AGREEMENT BY CEMEX ESPAÑA OR THE COMPANY CONTAINED IN ANY OTHER NEW NOTE DOCUMENT. TO THE EXTENT THAT CEMEX ESPAÑA OR THE COMPANY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR

OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF CEMEX ESPAÑA AND THE COMPANY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER NEW NOTE DOCUMENTS.

22.8.	Judgment Currency.

Each of CEMEX España and the Company agrees that if, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the New Notes in any currency into another currency, to the fullest extent permitted by law, the rate of exchange used shall be that at which in accordance with normal banking procedures a holder could purchase such first currency with such other currency on the Business Day preceding that on which final judgment is given.

* * * * *

The execution hereof by the Purchasers shall constitute a contract among CEMEX España, the Company and the Purchasers for the uses and purposes hereinabove set forth.

Very truly yours,

CEMEX ESPAÑA, S.A.

By:	/s/ Héctor José Vela Dib
Name:	Héctor José Vela Dib
Title:	Attorney-In-Fact

CEMEX FINANCE LLC

By:	/s/ Héctor José Vela Dib
Name:	Héctor José Vela Dib
Title:	Attorney-In-Fact

Note Purchase Agreement – Signature Page

Acknowledged by:
CITIBANK INTERNATIONAL PLC, as Agent

By:	/s/ R. Brody
Name:	Mrs. R. Brody
Title:	Vice President

Note Purchase Agreement – Signature Page

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ Orlando Purpura
Name:	Orlando Purpura
Title:	AUTHORIZED SIGNATORY

By:	/s/ Mark W. (Sam) Davis
Name:	Mark W. (Sam) Davis
Title:	AUTHORIZED SIGNATORY

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

CVI GVF (LUX) MASTER S.a.r.l.
By Carval Investors, LLC its attorney-in-fact

By:	/s/ Tiffany Parr
Name:	Tiffany Parr
Title:	Authorized Signer

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

PRIMERICA LIFE INSURANCE COMPANY

By:	Conning, as Investment Manager

By:	/s/ Samuel Otchere
Name:	Samuel Otchere
Title:	Director

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

NATIONAL BENEFIT LIFE INSURANCE COMPANY

By:	Conning, Inc., as Investment Manager

By:	/s/ Samuel Otchere
Name:	Samuel Otchere
Title:	Director

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

SWISS RE LIFE & HEALTH AMERICA INC.

By:	Conning, Inc., as Investment Manager

By:	/s/ Samuel Otchere
Name:	Samuel Otchere
Title:	Director

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

WESTPORT INSURANCE CORPORATION

By:	Conning, Inc., as Investment Manager

By:	/s/ Samuel Otchere
Name:	Samuel Otchere
Title:	Director

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

HARTFORD LIFE AND ACCIDENT INSURANCE COMPANY
HARTFORD LIFE INSURANCE COMPANY

By:	Hartford Investment Management Company
Their Agent and Attorney-In-Fact

By:	/s/ Kenneth W. Day
Name:	Kenneth W. Day
Title:	Vice President

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

INSIGHT LDI SOLUTIONS PLUS PLC, IN RESPECT OF THE INSIGHT LOAN FUND

By:	/s/ Alex Veroude
Name:	Alex Veroude
Title:	Head of Credit

By:	/s/ Ranbir Singh Lakhpuri
Name:	Ranbir Singh Lakhpuri
Title:	Portfolio Manager

NORTHERN TRUST FIDUCIARY SERVICES (IRELAND) LTD, IN THEIR CAPACITY AS CUSTODIAN FOR INSIGHT LDI SOLUTIONS PLUS PLC, IN RESPECT OF THE INSIGHT LOAN FUND

By:	/s/ Ken Lambe
Name:	Ken Lambe
Title:	Director

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

JPMORGAN HIGH YIELD FUND

By:	/s/ William J. Morgan
Name:	William J. Morgan
Title:	Managing Director

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

PACHOLDER HIGH YIELD FUND, INC.

By:	/s/ William J. Morgan
Name:	William J. Morgan
Title:	Managing Director

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

COMMINGLED PENSION FUND TRUST FUND
(DISTRESSED DEBT OPPORTUNITIES) OF JPMORGAN CHASE BANK, N.A.

By:	/s/ William J. Morgan
Name:	William J. Morgan
Title:	Managing Director

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

J.P. MORGAN DISTRESSED DEBT OPPORTUNITIES MASTER FUND, LTD

By:	/s/ William J. Morgan
Name:	William J. Morgan
Title:	Managing Director

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

JPMORGAN CORE PLUS BOND FUND

By:	/s/ William J. Morgan
Name:	William J. Morgan
Title:	Managing Director

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

JPMORGAN STRATEGIC INCOME OPPORTUNITIES FUND

By:	/s/ William J. Morgan
Name:	William J. Morgan
Title:	Managing Director

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

PHL VARIABLE INSURANCE COMPANY

By:	/s/ Nelson Correa
Name:	Nelson Correa
Title:	Its Duly Authorized Officer

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

PHOENIX LIFE INSURANCE COMPANY

By:	/s/ Nelson Correa
Name:	Nelson Correa
Title:	Senior Managing Director, Private Placements

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

QP SFM CAPITAL HOLDINGS LIMITED

By:	/s/ Thomas L. O’Grady
Name:	Thomas L. O’Grady
Title:	Attorney-in-Fact

CEMEX Finance LLC Note Purchase Agreement

Purchaser Signature Page

SCHEDULE A

INFORMATION RELATING TO THE PURCHASERS

Name of Purchaser	Principal Amount

Tax ID. No.

Payment Instructions:

In case of all notices with respect to payments:

Delivery of Notes after closing:

Notices and communications:

Signature Block Format:

Nominee:

A-1

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“2009 Note Purchase Agreement” is defined in the Recitals.

“2009 Noteholders” is defined in the Recitals.

“2009 Series A Notes” is defined in the Recitals.

“2009 Series B Notes” is defined in the Recitals.

“Acceding Purchaser” is defined in Section 13.4.

“Additional New Notes” is defined in Section 13.4.

“Additional Payment” is defined in Section 14.4(b); when used herein with respect to any Guarantor, such term shall have the meaning assigned thereto in the New Note Guarantee.

“Affected Holder” is defined in Section 8.4.

“Affected Payment Date” is defined in Section 8.4.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of CEMEX España or any Subsidiary or any corporation of which CEMEX España and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of CEMEX España.

“Agreement” is defined in the introduction hereto.

“CEMEX España” means (a) CEMEX España, S.A., a corporation organized under the laws of the Kingdom of Spain, and (b) any Person that, as a result of a combination, merger or asset transfer permitted by Clause 22.7 (Merger) of the Facilities Agreement, assumes the obligations of CEMEX España under the New Note Guarantee, the Facilities Agreement and this Agreement. As of Closing, CEMEX España has a Rating that is separate from the Rating of the Parent.

“Closing” is defined in Section 3.

“Company” is defined in the introduction hereto.

“Confidential Information” is defined in Section 20.

“Default” means an event or condition the occurrence or existence of which if it continues uncured would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any New Note, that rate of interest that is set forth in Clause 9.2 (Default interest) in the Facilities Agreement.

“Department of the Treasury Rule” means Blocked Persons, Specially Designated Nationals, Specifically Designated Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers: Additional Designations of Terrorism-Related Blocked Persons, 66 Fed. Reg. 54,404 (2001).

“Dollar” and the sign “$” mean lawful currency of the United States of America.

“Event of Default” is defined in Section 11.

“Extinguishments” is defined in the Recitals.

“Facilities Agreement” is defined in the Recitals.

“Forms” is defined in Section 14.4(b).

“Governmental Authority” means

(a) the government of

(i) the Kingdom of Spain, the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which CEMEX España or any Subsidiary conducts all or any part of its business, or that asserts jurisdiction over any properties of CEMEX España or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantor” means CEMEX España.

“holder” means, with respect to any New Note, the Person in whose name such New Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Institutional Investor” means (a) any original purchaser of a New Note, (b) any holder of a New Note holding more than $5,000,000 of the aggregate principal amount of the New Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Japanese yen” and the sign “¥” mean lawful currency of Japan.

“Lost Note Certificate” is defined in Section 2.

“Majority Creditors” has the meaning set forth in the Facilities Agreement.

“New Note Documents” means this Agreement, the New Notes and the New Note Guarantee.

“New Note Guarantee” means a USPP Note Guarantee to be entered into by CEMEX España in favor of the holders of New Notes, as amended, modified or supplemented from time to time.

“New Notes” is defined in Section 1.

“Noteholders’ Representative” means Bracewell and Giuliani LLP or such other representative of the holders of New Notes as may be appointed by the Required Holders from time to time.

“Obligor” means the Company and CEMEX España.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of CEMEX España or of an officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Old Notes” is defined in the Recitals.

“Parent” is defined in the Recitals.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchasers” is defined in the introduction hereto.

“Related Taxes” is defined in Section 14.4(a).

“Required Holders” means, at any time, the holders of more than 50% of the aggregate principal amount of the New Notes at the time outstanding (exclusive of New Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of CEMEX España with responsibility for the administration of the relevant portion of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” means the Financing Director or the Treasurer of CEMEX España or any other person authorized by the Board of Directors of CEMEX España to act on behalf of CEMEX España.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of CEMEX España.

“SVO” means the Securities Valuation Office of the National Association of Insurance Commissioners, or any successor thereto.

“Tax Prepayment Notice” is defined in Section 8.4.

“Tax Refund” is defined in Section 14.4(e).

“Taxing Jurisdiction” is defined in Section 14.4(a).

EXHIBIT 1

FORM OF NEW NOTE

CEMEX FINANCE LLC

9.66% SENIOR NOTE DUE FEBRUARY 14, 2017

No.[ ]	[Date]

$[ ]	PPN

FOR VALUE RECEIVED, the undersigned, CEMEX FINANCE LLC (herein called the “Company”), a limited liability company organized and existing under the laws of Delaware, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                    ] DOLLARS ($            ) on February 14, 2017, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof initially at the rate of 9.66% per annum from the date hereof, payable (i) initially, on the 15th day of the Month falling after the Month in which the Effective Date occurs and (ii) thereafter, quarterly, on the 15th day of March, June, September and December in each year, commencing with the March 15th, June 15th, September 15th or December 15th next succeeding the date hereof, semi-annually or monthly, if CEMEX, S.A.B. de C.V. (the “Parent”) shall have chosen such option, pursuant to Clause 10.1 (Selection of Interest Periods) of the Facilities Agreement dated on or about the date hereof among the Parent, each of the borrowers, guarantors and security providers listed in Part I of Schedule 1 thereto, the financial institutions listed in Part II of Schedule 1 thereto, the agent named therein and the security agent named therein (as amended, restated, supplemented or otherwise modified from time to time, the “Facilities Agreement”), until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 2% over the then applicable interest rate on this Note or (ii) 2% over the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate.

Payments of principal of and interest on this Note are to be made in U.S. dollars in accordance with Clause 31 (Payment Mechanics) of the Facilities Agreement; provided that, if any payment of principal and interest on this Note is not made in accordance with Clause 31 (Payment Mechanics) of the Facilities Agreement, such payments are to be made in U.S. dollars at CEMEX NY Corporation, 590 Madison Avenue, 41st Floor, New York, NY 10022 or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note (herein called this “Note”) is one of the Senior Notes issued pursuant to the Note Purchase Agreement, dated as of September 17, 2012 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), among the Company, CEMEX España, S.A. and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Clause 38 (Confidentiality) of the Facilities Agreement and Section 20 of the Note Purchase Agreement and (ii) to have made the representations set forth in Section 6.2 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, and upon the satisfaction of the other provisions of the Note Purchase Agreement, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts required by the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the issuer and holder hereof shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

CEMEX FINANCE LLC

By:
Name:
Title:

EXHIBIT 2

FORM OF CERTIFICATE REGARDING LOST NOTE

The undersigned, [INSERT PURCHASER], (the “Purchaser”) hereby certifies to CEMEX Finance LLC (the “Issuer”) and to CEMEX España, S.A. (the “Guarantor”) as follows:

1.	The Issuer has delivered a Note, dated [ ], [a copy of which is attached hereto] (the “Note”) to the Purchaser in connection with the Consolidated Amended and Restated Note Purchase Agreement, dated as of August 14, 2009 (as amended, restated, supplemented or otherwise modified from time to time), among the Issuer, CEMEX España, S.A. and the other purchasers that are or may from time to time become a party thereto.

2.	The Purchaser has caused a diligent search of its files and vault to be made in order to find the Note and the Note has not been found. The Note has been inadvertently lost, misplaced or destroyed.

3.	The Purchaser has taken no action to give or further pledge, sell, assign, transfer, endorse in blank or otherwise or in any other manner dispose of the Note to any person, firm or corporation, nor has any record or correspondence been found which indicates that the Purchaser has entrusted the possession of the Note to any person, firm or corporation for safekeeping or for any other purpose.

4.	The Purchaser hereby agrees to indemnify and hold harmless the Issuer and the Guarantor and any other guarantor of the Issuer’s or the Guarantor’s obligations under the Note and their respective successors and assigns, of and from any loss, damage or claim resulting from the Purchaser’s loss or misplacement of the Note.

5.	The Purchaser hereby agrees that if the Note is subsequently found by the Purchaser or comes into the Purchaser’s possession, the Purchaser will immediately surrender the Note to the Issuer for cancellation.

Dated: [—]    , 2012

[INSERT PURCHASER]

By:
Name:
Title:

By:
Name:
Title:

STATE OF	)
)
COUNTY OF	)

I, the undersigned, a Notary Public in and for said County in said State, hereby certify that                      , whose name as                      of                      , a                      , is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, s/he, as such                      and with full authority, executed the same voluntarily for and as the act of said                     .

Given under my hand and official seal this the     day of                      , 2012.

Notary Public

My commission expires: